Exhibit 99.1

2 Changi South Lane Singapore 486123	65.6299.8888 Main www.flextronics.com

P R E S S   R E L E A S E

Renee Brotherton	Kevin Kessel
Corporate Communications	Investor Relations
(408) 576-7189	(408) 576-7985
renee.brotherton@flextronics.com
kevin.kessel@flextronics.com

FLEXTRONICS REPORTS FOURTH QUARTER RESULTS

•  Adjusted EPS from Continuing Operations Increased 33% to $0.28

•  GAAP EPS from Continuing Operations Increased 47% to $0.25

•  Adjusted EPS of $0.26 and GAAP EPS of $0.22

Singapore, May 1, 2012 — Flextronics (NASDAQ: FLEX) today announced results for its fourth quarter ended March 31, 2012 as follows:

	Three Month Periods Ended
	March 31,	March 31,	Y/Y
(US$ in millions, except EPS)	2012	2011	Growth
Net sales	$6,382	$6,789	-6%
Adjusted operating income (1)	$190	$188	1%
GAAP operating income	$180	$175	3%
Adjusted net income - continuing operations (1)	$197	$162	22%
GAAP net income - continuing operations	$173	$135	28%
Adjusted EPS - continuing operations (1)	$0.28	$0.21	33%
GAAP EPS - continuing operations	$0.25	$0.17	47%

(1) An explanation and reconciliation of non-GAAP financial measures to GAAP financial measures is presented in Schedule II attached to this press release.

Fourth Quarter Results

Net sales for the fourth quarter ended March 31, 2012 decreased 6% to $6.4 billion compared to net sales for the quarter ended March 31, 2011 of $6.8 billion. Adjusted operating income increased $2 million or 1% to $190 million, compared to adjusted operating income of $188 million for the same quarter last year.  Adjusted net income from continuing operations for the fourth quarter ended March 31, 2012 was $197 million, an increase of $35 million or 22%, and adjusted EPS from continuing operations increased $0.07 or 33% to $0.28, compared to $162 million and $0.21, respectively, for the same quarter last year. GAAP net income from continuing operations and EPS from continuing operations were all up significantly year-over-year.

“We have continued our transition towards a more stable, predictable, and diversified portfolio with longer product lifecycles that generate increasing operating margins and strong free cash flow,” said Mike McNamara, CEO of Flextronics.

“This quarter we realized a 100 basis point sequential operating margin improvement  as a result of our proactive management of our portfolio of businesses, which aided us in achieving a record fourth quarter GAAP EPS and adjusted EPS of $0.25 and $0.28 from continuing operations, respectively,” said Paul Read, CFO of Flextronics.  “The record fourth quarter earnings translated into continued strong cash flow generation and marks the fifth consecutive fiscal year that we have generated in excess of $400 million in free cash flow. Over this same timeframe, we have now generated greater than $3.0 billion in free cash flow.”

Read added, “We continue to use the cash generated in our business to drive shareholder value, doing so through reinvesting in the business, pursuing strategic opportunities and continuing our share repurchase program.  For fiscal year 2012, we repurchased approximately 82 million shares for approximately $510 million, thereby reducing our outstanding shares by almost 11%.”

Guidance

For the first quarter ending June 29, 2012, revenue is expected to be in the range of $5.9 billion to $6.3 billion. Adjusted EPS from continuing operations is expected to be in the range of $0.20 to $0.24 per share.

GAAP earnings per share are expected to be lower than the guidance provided herein by approximately $0.04 per diluted share for quarterly intangible amortization and stock-based compensation expense.

Conference Calls and Web Casts

A conference call hosted by Flextronics’s management will be held today at 2:00 PM (PT) / 5:00 PM (ET) to discuss the Company’s financial results for the fourth quarter ended March 31, 2012.

The conference call will be broadcast via the Internet and may be accessed by logging on to the Company’s website at www.flextronics.com. Additional information in the form of a slide presentation may also be found on the Company’s site.  A replay of the broadcast will remain available on the Company’s website afterwards.

About Flextronics

Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to aerospace and defense, automotive, computing, consumer, industrial, infrastructure, medical, clean tech and mobile OEMs. Flextronics helps customers design, build, ship and service electronics products through a network of facilities in 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and are vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.

# # #

This press release contains forward-looking statements within the meaning of U.S. securities laws, including statements related to future expected revenues and earnings per share. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.  These risks include: that future revenues and earnings may not be achieved as expected; our dependence on industries that continually produce technologically advanced products with short life cycles; our ability to respond to changes in economic trends, to fluctuations in demand for customers’ products and to the short-term nature of customers’ commitments; competition in our industry, particularly from ODM suppliers in Asia; our dependence on a small number of customers for the majority of our sales; the challenges of effectively managing our operations, including our ability to manage manufacturing processes, utilize available manufacturing capacity, control costs and manage changes in our operations; production difficulties, especially with new products; the impact on our margins and profitability resulting from our increased components offerings; supply shortages of required electronic components; compliance with legal and regulatory requirements; the challenges of international operations, including fluctuations in exchange rates beyond hedge boundaries leading to unexpected charges; changes in government regulations and tax laws;  and the effects that the current macroeconomic environment could have on our business and demand for our products as well as the effects that current credit and market conditions could have on the liquidity and financial condition of our customers and suppliers, including any impact on their ability to meet their contractual obligations.  Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Form 10-K and 10-Q that we file with the U.S. Securities and Exchange Commission.  The forward-looking statements in this press release are based on current expectations and Flextronics assumes no obligation to update these forward-looking statements.

SCHEDULE I

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Month Periods Ended		Twelve Month Periods Ended
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
GAAP:
Net sales	$6,382,412	$6,788,774	$29,387,656	$28,489,018
Cost of sales	6,019,605	6,409,293	27,866,315	26,903,049

Gross profit	362,807	379,481	1,521,341	1,585,969

Selling, general and administrative expenses	183,189	204,081	852,636	804,890

Operating income	179,618	175,400	668,705	781,079

Intangible amortization	14,122	14,913	55,896	70,913
Interest and other expense, net	(15,331)	7,568	16,048	81,645

Income before income taxes	180,827	152,919	596,761	628,521

Provision for income taxes	7,405	18,232	54,116	22,176
Net income from continuing operations	$173,422	$134,687	$542,645	$606,345

Income (loss) from discontinued operations, net of tax	$(16,689)	$648	$(21,880)	$(10,126)

Net income	$156,733	$135,335	$520,765	$596,219

EPS:
Net income from continuing operations:
GAAP	$0.25	$0.17	$0.75	$0.77
Non-GAAP	$0.28	$0.21	$0.89	$0.88

Income (loss) from discontinued operations:
GAAP	$(0.02)	$0.00	$(0.03)	$(0.01)
Non-GAAP	$(0.02)	$0.00	$(0.03)	$(0.01)

Net income:
GAAP	$0.22	$0.17	$0.72	$0.75
Non-GAAP	$0.26	$0.21	$0.86	$0.87

Diluted Shares used in computing per share amounts	699,462	775,883	727,807	790,192

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures.  See the accompanying notes on Schedule IV attached to this press release.

SCHEDULE II

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(unaudited)

	Three Month Periods Ended		Twelve Month Periods Ended
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011

GAAP gross profit	$362,807	$379,481	$1,521,341	$1,585,969
Stock-based compensation expense	1,119	2,325	7,447	10,312
Non-GAAP gross profit	$363,926	$381,806	$1,528,788	$1,596,281

GAAP SG&A Expenses	$183,189	$204,081	$852,636	$804,890
Stock-based compensation expense	8,829	10,673	41,008	44,996
Non-GAAP SG&A Expenses	$174,360	$193,408	$811,628	$759,894

GAAP operating income	$179,618	$175,400	$668,705	$781,079
Stock-based compensation expense	9,948	12,998	48,455	55,308
Non-GAAP operating income	$189,566	$188,398	$717,160	$836,387

GAAP provision for income taxes	$7,405	$18,232	$54,116	$22,176
Intangible amortization	296	822	1,766	5,348
Settlement of tax contingencies	—	—	—	34,715
Non-GAAP provision for income taxes	$7,701	$19,054	$55,882	$62,239

GAAP net income from continuing operations	$173,422	$134,687	$542,645	$606,345
Stock-based compensation expense	9,948	12,998	48,455	55,308
Intangible amortization	14,122	14,913	55,896	70,913
Non-cash convertible debt interest expense	—	—	—	5,617
Adjustments for taxes	(296)	(822)	(1,766)	(40,063)
Non-GAAP net income from continuing operations	$197,196	$161,776	$645,230	$698,120

GAAP net income	$156,733	$135,335	$520,765	$596,219
Stock-based compensation expense	9,948	12,998	48,455	55,308
Intangible amortization	14,122	14,913	55,896	70,913
Non-cash convertible debt interest expense	—	—	—	5,617
Adjustments for taxes	(296)	(822)	(1,766)	(40,063)
Non-GAAP net income	$180,507	$162,424	$623,350	$687,994

EPS:
Net income from continuing operations:
GAAP	$0.25	$0.17	$0.75	$0.77
Non-GAAP	$0.28	$0.21	$0.89	$0.88

Income (loss) from discontinued operations:
GAAP	$(0.02)	$0.00	$(0.03)	$(0.01)
Non-GAAP	$(0.02)	$0.00	$(0.03)	$(0.01)

Net income:
GAAP	$0.22	$0.17	$0.72	$0.75
Non-GAAP	$0.26	$0.21	$0.86	$0.87

See the accompanying notes on Schedule IV attached to this press release.

SCHEDULE III

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2012	March 31, 2011
ASSETS

Current Assets:
Cash and cash equivalents	$1,518,329	$1,748,471
Accounts receivable, net	2,630,159	2,571,912
Inventories	3,312,070	3,517,026
Other current assets	1,110,929	1,216,790
Total Current Assets	8,571,487	9,054,199

Property and equipment, net	2,084,148	2,084,031
Goodwill and other intangibles, net	170,924	213,083
Other assets	239,210	281,839
Total assets	$11,065,769	$11,633,152

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Bank borrowings, current portion of long-term debt and capital lease obligations	$42,467	$21,179
Accounts payable	4,305,735	5,003,185
Other current liabilities	1,927,066	1,804,567
Total current liabilities	6,275,268	6,828,931

Long-term debt, net of current portion:
Revolving credit facility	140,000	160,000
Term loans	2,004,755	2,034,095
Other long-term debt and capital lease obligations	13,043	5,100
Other liabilities	316,724	310,330

Total shareholders’ equity	2,315,979	2,294,696
Total liabilities and shareholders’ equity	$11,065,769	$11,633,152

See the accompanying notes on Schedule IV attached to this press release.  Certain amounts above include assets and liabilities of discontinued operations.

SCHEDULE IV

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

NOTES TO SCHEDULES I, II, & III

(1)  To supplement Flextronics’s unaudited selected financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), the Company discloses certain non-GAAP financial measures that exclude certain charges, including non-GAAP gross profit, non-GAAP selling, general and administrative expenses, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share.  These supplemental measures exclude stock-based compensation expense, intangible amortization, the related tax effects and non-recurring settlements of tax contingencies.  These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies.  We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Flextronics’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Flextronics’s results of operations in conjunction with the corresponding GAAP measures.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures.  We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of Company performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in our view, related to the Company’s ongoing operational performance.  We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and for benchmarking performance externally against competitors.  In addition, management’s incentive compensation is determined using certain non-GAAP measures.  Also, when evaluating potential acquisitions, we exclude certain of the items described below from consideration of the target’s performance and valuation.  Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results.  We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•                  the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•                  the ability to better identify trends in the Company’s underlying business and perform related trend analyses;

•                  a better understanding of how management plans and measures the Company’s underlying business; and

•                  an easier way to compare the Company’s operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of each of the adjustments that we incorporate into non-GAAP measures, as well as the reasons for excluding each of these individual items in the reconciliations of these non-GAAP financial measures:

Stock-based compensation expense consists of non-cash charges for the estimated fair value of stock options and unvested restricted share unit awards granted to employees and assumed in business acquisitions.  The Company believes that the exclusion of these charges provides for more accurate comparisons of its operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types.  In addition, the Company believes it is useful to investors to understand the specific impact stock-based compensation expense has on its operating results.

Intangible amortization consists of non-cash charges that can be impacted by the timing and magnitude of acquisitions.  The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures.  The Company believes that the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.

Adjustment for taxes relates to the tax effects of the various adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income and certain adjustments related to non-recurring settlements of tax contingencies.

Free Cash Flow of $80 million for the fourth quarter ended March 31, 2012 consists of GAAP net cash flows from operating activities of $138 million less purchases of property and equipment net of dispositions of $58 million.  For the twelve-month period ended March 31, 2012, Free Cash Flow was $416 million consisting of GAAP net cash flows from operating activities of $804 million less purchases of property and equipment net of dispositions of $388 million. We believe Free Cash Flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments, fund acquisitions and for certain other activities.  Since Free Cash Flow includes investments in operating assets, we believe this non-GAAP liquidity measure is useful in addition to the most directly comparable GAAP measure — “net cash flows provided by operating activities.”

(2) During the fourth quarter of fiscal 2012, the Company identified certain accounting errors in the statutory to US GAAP adjustments isolated to one of its foreign sites that originated in prior interim and annual periods.  These errors, which primarily understated cost of sales, totaled $0.8 million in the first nine months of fiscal 2012 and $10.4 million and $8.0 million for the fiscal years ended March 31, 2011 and 2010, and were corrected by the Company as an out-of-period adjustment in the fourth quarter of fiscal 2012. This fourth quarter adjustment was partially offset by the correction of an error identified in the fourth quarter of $4.2 million related to the provisions for income taxes in the prior fiscal 2012 interim periods.  Management believes the impact of these items, both individually and in the aggregate, to the fiscal year ended March 31, 2012 and to prior fiscal and interim periods presented was not material.  As a result of recording these adjustments in the fourth quarter, net income for the quarter and year ended March 31, 2012 were reduced by $21.5 million and $24.9 million, respectively.

(3) On March 2, 2012 the Company entered into a definitive agreement to sell certain assets of Flextronics’ Vista Point Technologies (“VPT”) camera module business including intellectual property and the China-based manufacturing operations. This transaction is expected to close in the first quarter of fiscal 2013 subject to certain closing conditions.

The divestiture of the VPT business qualifies as discontinued operations, and accordingly, the Company has recast prior period results from continuing operations and reported the results of operations and financial position of this business in discontinued operations within the statements of operations and the balance sheets for all periods presented.

The results from discontinued operations were as follows:

	Fiscal Year Ended March 31,
	2012	2011
	(In thousands, except per share amounts)
Net sales	$82,632	$190,907
Cost of sales	100,167	191,950
Gross profit (loss)	(17,535)	(1,043)
Selling, general and administrative expenses	5,859	11,459
Interest and other income, net	32	422
Loss before income taxes	(23,426)	(12,924)
Benefit from income taxes	(1,546)	(2,798)
Net loss of discontinued operations	$(21,880)	$(10,126)

The current and non-current assets and liabilities of discontinued operations were as follows:

	As of March 31,
	2012	2011
	(In thousands)
Account receivable, net	$892	$57,720
Inventories	3,723	33,260
Other current assets	471	5,921
Total current assets of discontinued operations	$5,086	$96,901

Property and equipment, net	$22,671	$57,032
Total non-current assets of discontinued operations	$22,671	$57,032

Accounts payable	$3,593	$78,713
Other current liabilities	4,651	8,566
Total current liabilities of discontinued operations	$8,244	$87,279